UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Commission File No. 0-827

Empire Statement Building Associates L.L.C.

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PRELIMINARY COPIES

[FOR PREVIOUS CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT

In response to the letter dated April ___, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                           DOES NOT CONSENT:

Consents to                ___                                                           Disapproves of                       ___

                                                                                                   Abstains from                         ___

the program for Building improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                          DOES NOT CONSENT:

Consents to                ___                                                          Disapproves of                        ___

                                                                                                  Abstains from                          ___

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time to be serviced by increased basic rent under the Operating Sublease so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

* The Agents intend to proceed with Item A (Improvement and Financing Program) if consent is granted thereto, even if consent is not granted to Item B (Future Refinancing Authority).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

PRELIMINARY COPIES

[FOR PREVIOUS NON-CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT AND AGREEMENT

In response to the letter dated April ___, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                             DOES NOT CONSENT:

Consents to                       ___                                                      Disapproves of               ___

                                                                                                     Abstains from                 ___

the program for Building improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                              DOES NOT CONSENT:

Consents to                     ___                                                        Disapproves of              ___

                                                                                                     Abstains from                ___

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time to be serviced by increased basic rent under the Operating Sublease so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

C. AGREEMENT WITH WIEN & MALKIN FOR VOLUNTARY PAYMENT PROGRAM

*AGREES:                                                                                     DOES NOT AGREE:

Agrees                             ___                                                         Does not agree             ___

                                                                                                       Abstains from               ___

                                                                                                       agreement

with Wien & Malkin that the undersigned will pay Wien & Malkin voluntary payment from certain capital transaction distributions arising after the date of this Agreement and that Wien & Malkin will pay the undersigned a portion of certain incentive payment arising at any time after January 1, 1992, all as described in the Statement.

* The Agents intend to proceed with Item A (Improvement and Financing Program) if consent is granted thereto even if consent or agreement is not granted to Item B (Future Refinancing Authority) or Item C (Voluntary Payment).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT AND AGREEMENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

Empire State Building Associates L.L.C.

c/o Wien & Malkin llc

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

STATEMENT BY THE AGENTS

IN THE

SOLICITATION OF PARTICIPANT CONSENTS

Dated: April --, 2008

This Statement is issued in connection with the Solicitation of Participant Consents by Peter L. Malkin, Anthony E. Malkin, and Thomas N. Keltner, Jr., as the agents (the "Agents") for the participants (the "Participants") in Empire State Building Associates L.L.C. ("Associates").

Associates was created by Lawrence A. Wien in 1961 to acquire the master lease of the Empire State Building at 350 Fifth Avenue in New York City ("ESB") and the underlying land (collectively, the "Property"). Associates simultaneously net subleased the Property under a net operating sublease (the "Operating Sublease") to Empire State Building Company L.L.C. ("Lessee"). See Section I. - Background.

The Agents recommend and request that Participants consent to a financing and improvement program to be undertaken jointly by Associates with Lessee at ESB. This program follows the model being successfully utilized at other Wien & Malkin supervised properties in conjunction with (a) engagement of a new top-tier leasing agent and installation of best-in-class management, (b) comprehensive, cost-efficient property upgrade, (c) re-branding and repositioning as part of the W&H Portfolio, and (d) strategic marketing for higher occupancy with better credit tenants at increased rents. From the experience to date of implementing this program at ESB, the Agents believe this program will greatly enhance Participants' investment.

This program is based on budgeting and borrowing parameters specific to ESB. Participants' approval at this time will permit the financing and improvements to be completed at favorable borrowing rates. The work will consist of improvements which the Agents, in consultation with Lessee, ESB's on-site management team and the new leasing agent, have determined to be necessary to improve ESB's competitive market position in its retail, office, Observatory, and broadcast operations, and long-term investment return and to maintain and enhance ESB's physical plant.

CB Richard Ellis, Inc. was engaged as Lessee's managing and leasing agent in 2006. It is working under the direction of Wien & Malkin with Lessee's new on-site management team to effect improvements and marketing for ESB. Early last year, ESB joined the W&H Portfolio, now comprised of four almost fully occupied New York City office buildings aggregating about 2.7 million square feet (the Lincoln Building at 60 East 42nd Street, 250 West 57th Street, 1359 Broadway, and 501 Seventh Avenue) where similar improvement programs delivered enhanced property performance, tenancy, and value and four other buildings presently being similarly upgraded and leased (1333, 1350 and 1400 Broadway and 112 West 34th Street).

The program will require significant expenditures for upgrades and enhancements to the base building, Observatory visitor facilities, broadcast facilities, compliance with Local Law 26 (mandatory sprinklering of the entire building), and marketing and certain commissions and tenant installation costs. Without a mortgage financing, Lessee has been and will continue paying these costs from operating cash flow. At the rate of expenditures now underway, if Lessee were to continue to pay such costs out of cash flow without this financing program, overage rent distributions to Participants are projected to be severely reduced, and in certain periods eliminated, for years.

The proposed financing will (a) permit efficient execution of work already underway and projected and leasing, (b) spread the cost of long-term improvements, and (c) increase and stabilize distributions to Participants. In any case, debt will not be incurred at any time when it would cause aggregate mortgage debt to exceed 50% of the appraised value of all property subordinate to mortgage lien(s).

The loan will be structured so that (a) loan proceeds will be applied to ESB enhancements, (b) the lender will have a mortgage lien on all the interests of Associates and/or the fee owner, which is a subsidiary of Associates, and (c) the increase in debt will be serviced by an increase in Lessee's basic rent (subject to an automatic adjustment in basic rent as needed to match any charge from time to time in such debt service for the authorized debt), and payments will generally be borne equally by Associates and Lessee through overage rent. Lessee's leasehold will not be subordinated to such mortgage lien. The legal borrower of the loan and owner of the improvements will be Associates and/or the fee owner, as determined by the Supervisor based on its evaluation of loan pricing, tax and operating efficiency, and lender requirements.

This program includes authorization for any future refinancings of the new mortgage debt by Associates, to be serviced by increased basic rent under the Operating Sublease, so long as the refinancing in each case is with an institutional lender, non-recourse, and the aggregate principal amount does not exceed the then existing debt plus refinancing costs.

Only funds required for the program and approved by Lessee will be borrowed. If costs are less than projected, the mortgage debt will be less.

[TO PAST NON-CONSENTERS TO VOL COMP: The Agents also seek the consent of each Participant on a voluntary basis to share with Associates' Supervisor Wien & Malkin a portion of excess of distributions from any capital transaction, without changing the existing payment to Wien & Malkin. Approving Participants receive each year a pro rata portion of an additional payment to which Wien & Malkin is otherwise entitled from reductions in master lease rent. Approximately 90.5% in interest of Participants have previously approved this voluntary payment program.

I. BACKGROUND

A.Organization of Associates

Associates was organized as a general partnership by Lawrence A. Wien and Peter L. Malkin in 1961. Lawrence A. Wien served until his death as one of Associates' three Agents on behalf of Participants. Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr., now serve as the members of Associates and the Agents for the Participants.

Each member acts as the Agent for a group of Participants under a participating agreement (together, the "Participating Agreements"). The terms of the Participating Agreements are identical. Participants have the right to approve or disapprove certain Agent actions, including this improvement and financing program. The percentage of Participants required to approve each proposal is described in Section X - Terms of Solicitation of Consents.

On October 1, 2001, Associates was converted to a limited liability company to insulate Agents and Participants from third party claims without changing any right of the Agents and Participants. In 2002, Associates acquired fee title to the Property through its wholly-owned subsidiary, Empire State Building Land Associates L.L.C. (the "Fee Owner"), leaving Associates' master lease of the Property in place on its original terms.

B.The Building

ESB is 102 stories tall, was completed in 1931, and contains approximately 2,528,163 rentable square feet of office space and 219,870 rentable square feet of retail space. Observatory facilities are located on the second, 80th, 86th, and 102nd floors, and broadcast antenna facilities are located below, on, and in ESB's mast and on its transmission tower and supported by equipment located in the higher floors.

C.The Leases

    Master Lease

    The Property is net leased under a master lease (the "Master Lease"), the term of which will expire after all extensions on January 5, 2076. The annual rent payable by Associates during the term of the Master Lease is $1,970,000 through January 5, 2013 and $1,723,750 thereafter.

    Operating Sublease

    The Operating Sublease requires Lessee to pay the following rent for each calendar year:

    a. Basic rent ("Basic Rent") equal to $6,018,750 a year through January 5, 2013 and $5,895,625 thereafter, payable monthly, currently applied to pay Master Lease rent, basic supervisory fees to Wien & Malkin LLC, Associates' Supervisor, and regular distributions to Participants.

    b. Overage rent ("Overage Rent") equal to 50% of Lessee's annual net operating profit in excess of $1,000,000, payable annually within 60 days after year-end.

    For the year ended December 31, 2007, Lessee paid Overage Rent of $17,025,749. Overage Rent was $18,791,329 for 2006, $16,324,979 for 2005 and $9,469,543 for 2004.

    The Operating Sublease may be renewed through January 4, 2076.

    Other Material Master Lease and Operating Sublease Terms

The Master Lease obligates Associates, among other things, to pay all real estate taxes and other impositions, to keep ESB insured against casualty loss, general liability, and certain other risks, to comply with all laws, and to keep ESB, including all structural and non-structural components, in good order and condition and make all necessary repairs, replacements, renewals, alterations, additions, and betterments.

The Operating Sublease obligates Lessee to satisfy all Associates' obligations under the Master Lease, including real estate taxes, insurance, and property maintenance, other than payment of Master Lease net rent to the Fee Owner.

D.Senior Mortgage

The Fee Owner's $60,500,000 mortgage (the "Senior Mortgage") was incurred in 2002 to finance acquisition of the land by the Fee Owner, which with Associates pays the debt service on the Senior Mortgage from Master Lease and Operating Sublease rent revenues. The Senior Mortgage allows for subordinate mortgage financing so long as total mortgage debt on ESB does not exceed 50% of the then fair market value of all mortgaged property.

E.Current Market

As of April 7, 2008, ESB was approximately 78.82% occupied. The rental rate (exclusive of electricity charges) on new office leases at ESB currently ranges from approximately $52 to $63 per square foot, as compared with $32 to $42 a year ago.

The office market along 34th Street and in the Penn Plaza area continues to be active. With the benefits of the W&H Portfolio brand and CB Richard Ellis' marketing, ESB has an opportunity greatly to improve performance through the upgrade and leasing strategies being implemented at ESB in connection with this financing, including space consolidation and pre-built programs.

F.Financial Information

The Participants have received the following distributions for 2005, 2006 and 2007:

Year	Distributions	Pct. Return on Original Investment
2005	$17,484,730	53.0%
2006	$19,033,355	57.7%
2007	$17,259,877	52.3%

These percentages were calculated by dividing the cash payments to the Participants in each year by the Participants' $33,000,000 original cash investment in the Property. Certain Participants may have purchased their interests after the original offering for amounts different than the original cash investment, so their return on investment will be different.

Each monthly installment of Basic Rent paid by Lessee is applied to pay monthly Master Lease rents, the monthly basic supervisory fee to Wien & Malkin, and regular distributions to the Participants. Overage Rent is applied to pay additional distributions to the Participants, any required additional payment to Wien & Malkin, and a portion of debt service on the Senior Mortgage. See Section I.

Enclosed are audited financial statements of Associates as of December 31, 2006, including the balance sheets and the related statements of income, members' equity, and cash flows. Also, See Section VII. - Agents' Discussion and Analysis of Financial Condition and Results of Operation.

Margolin, Winer & Evans now serves as Associates' independent public accountant and has performed certain other financial accounting work for Associates, including tax return preparation.

G.Supervisory Services to Associates

No Agent receives remuneration from Associates for serving as Agent. Peter L. Malkin, Anthony E. Malkin, and Thomas N. Keltner, Jr. are the Agents.

Wien & Malkin has acted as Supervisor for each of Associates and Lessee from inception. Wien & Malkin's regular supervisory services for Associates include maintaining Associates' organizational and Participant records, performing physical inspections of the Property, reviewing violation searches and insurance coverage, conducting annual supervisory review meetings, receiving monthly rent from Lessee, paying Master Lease rent, paying monthly and additional distributions to the Participants, confirming payment of real estate taxes and BID assessments, reviewing financial statements submitted to Associates by Lessee and financial statements and tax information prepared by Associates' independent certified public accountants, distributing annual Schedule K-1 tax information and reports to the Participants, and preparing certain filings with governmental authorities.

In consideration of its supervisory services to Associates, Wien & Malkin receives a basic supervisory fee of $159,417 (increasing to $166,805 in 2013), including an additional payment equal to 6% of any distribution of Operating Sublease overage rent, 6% of one-half of the savings from the satisfaction of the original 1961 leasehold acquisition mortgage in 1984, and 6% of the savings from the 1992 and 2013 Master Lease rent reductions. Wien & Malkin pays the costs relating to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, and related mailing costs. In the years 2005, 2006 and 2007, Wien & Malkin received the following supervisory fees and additional payments from Associates:

Year	Basic Supervisory Fee	Additional Payment	Total
2005	$159,417	$867,791	$1,027,208
2006	$159,417	$966,640	$1,126,057
2007	$159,417	$853,439	$1,012,856

Associates paid Wien & Malkin other fees for services of $0 in 2005, $0 in 2006 and $104,094 in 2007.

II. OPERATIONS MATTERS

A.Leasing and Needed Building Improvements

Under the program, smaller spaces are being aggregated, demolished, and re-demised to assemble larger, more efficient spaces with improved lay-outs for modern tenant uses. Such consolidation should also result in greater efficiencies for ESB. Certain floors will be set aside for full floor users to which ESB is leasing successfully presently. Suites between 2,500 and 5,000 square feet are being pre-built.

Pre-built spaces include new ceilings, lighting, and base building systems (including electric distribution, mechanicals, air handling units, and pantries) for immediate occupancy. Experience elsewhere in the portfolio indicates pre-built suites require only minor tenant installations, such as painting and carpeting, for re-leasing and have proven successful in attracting new, better credit tenants at higher rents for longer lease terms.

To enhance ESB's stature as an office building while operating its Observatory, a lobby renovation and restoration is underway which will result in a clearly defined and identifiable office tenant and tenant visitor area with modern reception and security and a designated entrance and exit for tourists. Led by the renowned firm of Beyer, Blinder, Belle, the Landmarks-approved lobby renovation is sensitive to historic features, such as the recreation of the original ceiling and to modern needs for service and security.

ESB's market share of New York metro area broadcasters has increased substantially in recent years. Ongoing investment in the antenna, masthead and electric power infrastructure is being made to ensure ESB's dominant position for this important income source.

The overall improvement plan anticipates costs to complete deferred maintenance and base building enhancements and to upgrade Observatory and broadcast facilities, as well as major expenditures for tenant installation and leasing commissions and compliance with law to reposition ESB to increased occupancy with quality tenants. As leasing activity increases, funds will be applied to certain commissions, base building work in tenant spaces, and tenant installation allowances.

Projects are planned for elevator equipment modernization, replacement of 50 year old handlers, common area hallway upgrades (with air conditioning), lobby restoration and improvement, designated separate entrances for office tenants and observatory tourists, upgrade and standardization of retail storefronts and signage, plumbing repairs, Local Law 26 (sprinklering) compliance, emergency generator for emergency elevator service as well as costs for space consolidations, and the pre-built program.

Also anticipated are borrowings to defray the cost of estimated mortgage taxes, loan fees, expenses of the transaction including compensation to Wien & Malkin at its normal rates for services rendered, and contingencies for uncertainties and inflation.

B.Recommended New Mortgage

The Agents recommend that Participants consent to incur new mortgage debt (the "New Mortgage"), as needed from time to time for ESB work and leasing costs described herein, so long as mortgage debt is not incurred at any time which would cause aggregate mortgage debt on ESB to exceed 50% of the then appraised value of all property subordinate to the mortgage lien(s). Only funds required for the program and approved by Lessee will be borrowed. If costs are less than projected, the mortgage debt will be less. At present, Lessee has approved borrowings of up to $29.4 million for 2008 improvements, plus closing costs and fees.

As agreed with Lessee, there will be an initial borrowing of up to $29.4 million for 2008 improvements, plus closing costs and fees. This consent will allow for the full program of borrowing as projected. Actual borrowing will be reviewed and determined from time to time with Lessee. The program contemplates a total per square foot borrowing over a 10 year period that is consistent with the Agents' experience to date in the balance of the portfolio, with adjustment for ESB's additional, unique Observatory and broadcasting elements. Projected debt by the end of year 10 will be approximately $300 per square foot, subject to adjustment for future inflation.

To preserve flexibility and minimize interest and other costs, advances will be drawn only as required. It is expected that there may be a few separate debt tranches: the only debt anticipated at this time is for immediate and mid-term needs, and at a floating rate of interest which can be prepaid.

Based on relationships established and track records earned through the successful financing and improvement programs for the other W&H Portfolio buildings, discussions are already underway with several institutional lenders who have indicated an ability and desire to proceed on the above terms.

C.Loan Structure

For the New Mortgage, it is currently contemplated that the Fee Owner and/or Associates will be the borrower and grant a mortgage lien on the fee title and Master Lease of the Property. The Senior Mortgage will continue with the Fee Owner as sole borrower. Principal amortization will be determined from time to time as borrowings are made. Under this structure, Associates will own the improvements paid from the New Mortgage and Participants will receive the applicable income tax shelter from depreciation deductions except at any time when non-deductible amortization payments exceed depreciation to create phantom income. Under the recently enacted stimulus package, there is a 50% "bonus" depreciation for tenant improvements incurred in 2008. Phantom income is not expected to occur for at least 15 years.

The final loan structure, which will seek to minimize interest and other loan costs and to maximize tax and operating efficiency, will be determined by the Supervisor based on then existing authorizations, market conditions and lender requirements.

D.Payment of Debt Service; Basic Rent

The annual Basic Rent payable to Associates under the Operating Sublease will be increased to cover increased debt service on the New Mortgage as required from time to time. The increased Basic Rent, and any expenditure not covered by the New Mortgage proceeds, will be paid from ESB revenue and deducted in computing Overage Rent, so to the extent there is annual operating profit above $1,000,000, all costs under this structure will be borne equally by Associates and Lessee.

E.Financing; Authority of the Agents to Refinance in the Future

Neither Associates nor the Participants will be personally responsible for the New Mortgage debt. To minimize interest charges, the New Mortgage proceeds may be advanced in installments and/or through a line of credit to be accessed in the future.

If Lessee were to pay the cost of this program without refinancing proceeds Overage Rent distributions might be eliminated for years. For 2007, $13,370,544 of the distributions to Participants were derived from Overage Rent.

The proposed New Mortgage will instead spread these costs over a longer term, stabilize distributions, and accelerate the payment of Overage Rent by Lessee for distribution to Participants.

The Agents and their successors will be authorized to refinance the New Mortgage with an institutional lender from time to time in the future, so long as the debt is non-recourse, debt service payments are shared equally by Associates and Lessee by reason of the Overage Rent computation and the aggregate principal amount does not exceed the then existing New Mortgage debt plus refinancing costs.

F.Operating Sublease Modification

The Operating Sublease will be modified to confirm the increase in Basic Rent and permit Lessee to deduct such increase in calculating Overage Rent. To the extent there is annual operating profit above $1,000,000, all costs will be borne equally by Associates and Lessee.

G.Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations for Associates and Lessee, the refinancing, ESB work, any Operating Sublease or other lease amendment, leasing costs, unrelated third party financing brokerage fees, and associated costs will be paid from the New Mortgage proceeds or Lessee's cash flow. In either case, such payments will generally be shared equally between Associates and Lessee by operation of the Overage Rent computation. Wien & Malkin will provide services to Associates and Lessee in connection with the consent and refinancing and will be paid at hourly rates. Associates will indemnify Wien & Malkin, Associates' Agents, Lessee's members and agents, and their affiliates and advisers against any claim or expense in connection with this program.

III. CERTAIN EFFECTS OF THE IMPROVEMENT AND FINANCING PROGRAM

A.Generally

Payment for the improvement program will be deductible in computing Overage Rent, whether by repayment of the New Mortgage through increased Basic Rent from Lessee, or by Lessee's direct payment for services and materials. Therefore, each of Associates and Lessee will ultimately bear one-half of the cost of the improvement program. Stated differently, the value of the Property and of Associates' interest in it will be enhanced, and Lessee will have contributed half the cost.

The Agents believe there is a good prospect that increases in rental income from tenants will offset and ultimately be greater than the increases in Lessee's expense for Basic Rent, thus moderating or avoiding any reduction of Overage Rent and distributions.

The improvement and financing program will have no direct effect on the Agents as such and will not change the basic supervisory fee or the formula under which Wien & Malkin receives the basic supervisory fee and additional payment. See Section V. - Potential Conflicts of Interest.

B.Tax Consequences

The improvements paid through the New Mortgage will be installed by Lessee as agent for Associates and deemed to be the property of Associates. The applicable income tax deductions for depreciation shall benefit the Participants. To the extent the improvement program is funded from the New Mortgage, non-deductible amortization payments by Associates under the New Mortgage will ultimately equal the tax benefits of the depreciation.

The terms for the proposed New Mortgage are expected to require amortization payments at no more than on a 25-year schedule, and Participants will receive a timing benefit because depreciation deductions during the early years will exceed loan amortization.

IV. RECOMMENDATIONS

The Agents recommend that the Participants approve the improvement and financing program, including discretionary refinancing, for the following reasons:

-- Mortgage interest rates are extremely low compared to historic levels. The planned financing will permit the execution of needed work, including deferred maintenance and base building work, market competitive tenant inducements, and improvements that are necessary to maintain ESB's physical plant and competitive position in its retail, office, Observatory and broadcast operations, as well as to exploit opportunities in today's market with Lessee's new leasing agent and W&H Portfolio brand, and to comply with law. With total debt less than 50% of the value of the subordinated property, the New Mortgage and Basic Rent should still be very conservative. The Agents believe this program is essential to continue to preserve the Participants' investment and enhance their future income.

-- Financing of the improvements through the New Mortgage will spread the costs over a period of years and thus stabilize distributions to Participants. In the absence of financing, Lessee has been and will continue paying these costs from operating cash flow. With the currently planned program, if Lessee were to proceed and pay such costs solely with current cash flow without this financing program, Overage Rent distributions to Participants would be reduced or eliminated for many years.

The Agents believe this program is essential to continue to preserve Associates' investment and enhance its future income, and Lessee will proceed to implement the upgrades and investments out of cash flow if financing is not approved.

The data and background materials regarding this improvement and financing program are on file in the office of Wien & Malkin and are available for review by the Participants. Appointments to inspect and copy such data, and requests for copies for such data, may be made by contacting Rodney Gomes at 212-687-8700.

V. POTENTIAL CONFLICTS OF INTEREST

A.Certain Ownership by Participants

As of April 1, 2008, the Agents and their families beneficially owned, directly or indirectly, Participations equal to 7.6144% in Associates:

Other persons at Wien & Malkin own beneficially an additional 0.5334% of Associates as Participants. No other Agent or person at Wien & Malkin is a Participant.

Electing investors in Associates and their successors representing approximately 90.5% of Associates have agreed to an individual voluntary additional payment program pursuant to consent solicitations in 1991 and 2001, whereby Wien & Malkin is to receive:

(i) 10% of funds distributable to each electing investor from net sale or financing proceeds after return of the original cash investment;

(ii) 10% of funds distributable to each electing investor from any reduction in Master Lease rent (other than the reductions scheduled to occur in 1992 and 2013 and any reduction arising as a result of the acquisition and financing of the fee title to the Property); and

(iii) 10% of funds distributable to each electing investor from the amount by which annual financing charges in connection with the Senior Mortgage or any refinancing thereof is less than $1,970,000 through 2012 and $1,723,750 thereafter.

As part of the voluntary payment program, Wien & Malkin agreed to pay each electing investor in Associates a pro rata share of Wien & Malkin's payment from the scheduled reductions in Master Lease rent effective in 1992 and 2013. For each $10,000 original investment, such annual payments were $13.64 for 2007 (increasing to $15.88 in 2013).

B.Relationships with Lessee

Peter L. Malkin is the agent member for participants in two member interests in Lessee and is also the managing partner in a partnership member in Lessee. As of April 1, 2008, Peter L. Malkin, Anthony E. Malkin, and their families own beneficially 4.9088% of Lessee. Other persons at Wien & Malkin own beneficially participations equal to 0.5556% of Lessee. The requisite members of Lessee have approved the program.

Wien & Malkin, which has from inception been Lessee's Supervisor, for which it receives a basic supervisory fee of $270,000 annually, plus an additional equal to 10% of all distributions above defined thresholds to partners in one member of Lessee. For each of the last four years Wien & Malkin received supervisory fees of $270,000 from Lessee. Wien & Malkin received fees for other services to Lessee of $140,087 in 2004, $281,436 in 2005, $314,259 in 2006, and $301,271 in 2007.

Under separate agreements to which Lessee is not a party, (a) participants in a 10% interest in Lessee held of record by Peter L. Malkin pay members of Mr. Malkin's immediate family 12.5%, and other persons having no management role or ownership interest in Wien & Malkin 12.5%, of their share of the group's operating distributions in excess of $252,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (b) participants in a 5% interest in Lessee held of record by Peter L. Malkin pay such Malkin family members 12.5%, and such other persons 12.5%, of their share of the group's operating distributions in excess of $126,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (c) participants in an 8.3125% interest in Lessee pay Wien & Malkin 10%, such Malkin family members 22.5%, and such other persons 22.5%, of their share of the group's operating distributions in excess of $149,625 for any year and capital transaction distributions in excess of such annual priority plus return of capital, and (d) certain other holders aggregating less than 5% of the interests in Lessee pay a portion of their distributions to Wien & Malkin and such other persons. These third party payments (which totaled $460,732 to Wien & Malkin and such Malkin family members in 2007) do not impose any obligation upon Lessee or affect its assets and liabilities.

The Agents, Lessee's agents for participants and Wien & Malkin and their affiliates and advisers are being indemnified by Lessee and Associates in connection with the program.

VI. FEES AND EXPENSES

The expenses for the consent solicitations of Associates and Lessee, the refinancing, ESB work, any Operating Sublease or other lease amendment, leasing costs, unrelated third party mortgage brokerage fees, and associated costs, will be paid from the New Mortgage proceeds or Lessee's cash flow. In either case, such payments will generally be shared equally between Associates and Lessee by operation of the Overage Rent computation. Wien & Malkin will provide services to Associates and Lessee in connection with the consent and refinancing and will be paid at its standard hourly rates.

VII. AGENTS' DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

In 2007 for each original $10,000 Participation, Associates made regular monthly distributions from Basic Rent aggregating $1,179 plus an additional distribution from Overage Rent of $4,051, for total distributions aggregating $5,230. See Section I.C. - The Leases.

The following summarizes certain material factors affecting Associates for the two years ended December 31, 2007.

a. Total income decreased in 2007 compared with the prior year, attributable primarily to decreased Overage Rent in 2007.

b. Total income increased in 2006 compared with the prior year, attributable primarily to increased Overage Rent in 2006.

VIII. LIQUIDITY AND CAPITAL RESOURCES

There has been no significant reduction in Associates' liquidity for the 12-month period ended December 31, 2007, as compared with the 12-month period ended December 31, 2006. Associates does not maintain material reserves, since it does not operate the Property.

IX. INFLATION

Inflationary trends in the economy would likely impact the operations of Lessee, and therefore, Overage Rent. Historically, inflation generally has resulted in an increase in Overage Rent.

X. TERMS OF SOLICITATION OF CONSENTS

Each Agent acts for a group of Participants owning one-third ($11,000,000) of the original $33,000,000 investment in Associates. At April 1, 2008, no person held participations aggregating more than 10% of the total outstanding Participations.

On April 1, 2008, there were 2,764 Participants holding participations in one or more of the three groups of Participants. Each Participant's voting percentage in his or her group is determined by a fraction, whose numerator is the face amount of the participation and denominator is the group's original $11,000,000 investment in Associates.

Each Participating Agreement requires 100% consent for each Item of the improvement and financing program, including discretionary refinancing, as recommended by the Agents in this Statement, subject to the participation buy-out arrangement described below.

Each Participating Agreement states that, if owners of 80% in interest of the Participants in any Agent's group consent, the Agent or his designee shall have the right to purchase the interest of any Participant in such Agent's group who has not given such consent within 10 days after the Agent's mailing of the request therefor by certified or registered mail. The purchase price shall be the lesser of (i) the book value of the participation interest (original cost less capital repaid thereon) and (ii) the value of such interest valued as an interest in the Agent's membership in Associates and not as an interest in the Master Lease. As of April 1, 2008, the book value of an original $10,000 participating interest was approximately $950.

If 80% or more of the Participants in an Agent's group consent to any Item of the program, each Agent presently intends to purchase for the benefit of the consenting Participants or a non-profit organization the interest of any non-consenting Participant through such procedure. Any Participant whose participation is purchased by an Agent (or his designee) will not receive any further distributions from any source, including any Overage Rent paid in respect of the year of purchase or thereafter.

There is no record date establishing the identity of the Participants entitled to vote for the program. Holders of participations as of April 1, 2008 will be recognized as entitled to vote. However, if any participation is transferred before the consent with respect to that participation is given, the transferee will be entitled to vote. If consent to any Item has been given prior to the transfer of a participation, the transferee will be bound by the vote of the transferor. In addition, the Agents and their designees will be entitled to vote the participation of any non-consenting Participant whose interest is purchased by them under the participation buy-out arrangement as described above.

Wien & Malkin has been authorized by the Agents to solicit the consents of Participants by print and electronic mail, telecopier, and telephone after the mailing of this Statement. Consent Forms which are signed and returned without a choice indicated will be deemed to constitute a binding consent to all Items. If the Consent Form is returned undated, it will be deemed dated as of the date received by the Agents. Any consent (including a deemed consent) is irrevocable.

Participations are not traded on an established securities market, nor are they readily tradable on a secondary or equivalent market. Based on Associates' transfer records, participations are sold by holders from time to time in privately negotiated transactions, and, in many instances, Associates is unaware of the prices at which such transactions occur. In the last two years, mini-tender offers from unrelated third parties have been made seeking to acquire participations at prices near $50,000 for an original $10,000 unit.

[THE FOLLOWING SECTION IS INCLUDED ONLY IN COPIES BEING SENT

TO PARTICIPANTS WHO DID NOT APPROVE THE VOLUNTARY PAYMENT PROGRAM IN 1991 OR 2001:

XI. VOLUNTARY PAYMENT PROGRAM FOR CAPITAL TRANSACTIONS

The late Lawrence A. Wien, founder of Wien & Malkin, and Peter L. Malkin organized Associates in 1961 as original Agents for the Participants. Since that time, Wien & Malkin has acted as Associates' Supervisor. No Agent receives remuneration for serving as Agent.

As Supervisor, Wien & Malkin receives a fixed annual supervisory fee of $100,000, plus an additional payment equal to 6% of (1) one-half of the savings from the elimination of leasehold mortgage charges in 1984 and from the reductions in Master Lease rent in 1992 and 2013 and (2) any Overage Rent paid to Associates by the Operating Sublessee. From these receipts, Wien & Malkin pays certain costs related to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, related mailing costs, and certain other expenses of Associates and supervisory costs. For a description of Wien & Malkin's services to Associates and related fees, see "POTENTIAL CONFLICTS OF INTEREST."

Without changing the original payment payable from operating income, the Agents in 1991 and again in 2001 sought Participants' approval for a voluntary individual program to share with Wien & Malkin a portion of excess distributions from any capital transaction income. The program also provided that approving Participants would receive each year a pro rata portion of Wien & Malkin's additional payment from reductions in Master Lease rent. Approximately 90.5% in interest of the Participants have approved the program.

This "VOLUNTARY PAYMENT PROGRAM FOR CAPITAL TRANSACTIONS" section is included in this Statement only for any Participant whose interest in Associates is not yet subject to any such program, so that such Participant may now consider approving the same 1991 and 2001 voluntary individual program (the "Voluntary Program") which approximately 90.5% of the Participants have approved.

The Agents request that each such Participant now approve the Voluntary Program by signing Item C of the enclosed Consent, to confirm the following agreement with Wien & Malkin:

    The Participant will pay Wien & Malkin (a) 10% of the Participant's share of Net Proceeds from any Capital Transaction after a return to the Participant of such Participant's Remaining Cash Investment; (b) 10% of the Participant's share of any reduction in Master Lease rent (other than the reduction that occurred in 1992, is scheduled to occur in 2013, or arising as a result of the acquisition of the fee title to the Property); (c) 10% of the Participant's share of the excess of (i) during the period from the date that each Participant agrees to the voluntary payment program through 2012, $1,970,000, and (ii) thereafter, $1,723,750, over the financing charges incurred in any such year in connection with the purchase of the fee title to the Property or any refinancing thereof; and (d) if Associates should enter into a joint venture or similar arrangement, 10% of the Participant's share of the excess of (i) during the period from the date that each Participant agrees to the voluntary payment program through 2012, $1,970,000, and (ii) thereafter, $1,723,750, over the financing charges incurred in any such year in connection with the organization of the joint venture or the refinancing thereof.

    Wien & Malkin will assign, effective retroactively to January 1, 1992 and thereafter through January 5, 2076, to each approving Participant hereunder a pro rata portion of Wien & Malkin's additional payment which arises each year from the 1992 and 2013 reductions in Master Lease rent. This assignment will terminate if Associates no longer has any interest in the Property or Wien & Malkin is no longer receiving this additional payment. Payment to the Participant of all amounts arising from 1992 to date will be made by Wien & Malkin within 60 days after receipt of the Participant's approval. Thereafter, payment to the Participant will be made at least annually.

    The Authorization will be a binding and irrevocable agreement between the Participant and Wien & Malkin and their successors and assigns. Associates will be authorized to effect the payment and compensation arrangements on behalf of both parties.

Capitalized terms in the Authorization are defined below.

"Capital Transaction" shall mean any one or more of the following transactions: (i) the original incurrence or refinancing of any indebtedness of Associates or any joint venture in which Associates has an interest, (ii) the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all or any substantial part of the property, the Master Lease or Associates' interest in the fee title to the Property, the Property or the Master Lease held through any joint venture in which Associates has an interest, (iii) the liquidation and dissolution of Associates or (iv) any similar transaction or event, the proceeds of which are deemed attributable to capital in accordance with generally accepted tax or accounting principles.

"Net Proceeds" shall mean the gross proceeds from any Capital Transaction less (i) all expenses incurred in connection with such transaction, (ii) in the case of any original incurrence of indebtedness or any refinancing, the amount of such indebtedness, after making or setting aside cash for making any expenditure to be financed by such indebtedness, (iii) in the case of any casualty or condemnation, any insurance proceeds or condemnation award to the extent applied to the restoration or repair of the Property and (iv) any reasonable reserve.

"Remaining Cash Investment" shall mean the capital contribution in Associates by the approving Participant or the original predecessor in interest, i.e., the Participant's pro rata share of Associates' $33,000,000 in contributions by original investors, less any return of such original capital contribution from any Capital Transaction.

It is not now possible to quantify the actual amount of the payment, if any, an authorizing Participant will pay to Wien & Malkin under the Voluntary Program. Such payment to Wien & Malkin will be payable, if at all, only from excess distributions from a capital transaction such as a sale or financing, and the occurrence of any such transaction and the amount of any such distribution has not been estimated. No sale of Associates' interest in the Property is now planned.

The Agents request that each Participant sign Item C of the enclosed Consent not in expectation of receiving substantial payments from Wien & Malkin, but rather on the basis that such a payment to Wien & Malkin from any capital transaction such as a sale or financing would be appropriate for the following reasons:

    It is customary for sponsors of real estate investments to share substantially in both capital transaction income and operating income. The 10% share proposed here for Wien & Malkin is modest in relation to current investment programs and is payable only after the Participant has received a return of the original investment, in addition to all prior distributions from operating income.

    Wien & Malkin will not share in any distribution from any capital transaction, except with respect to distributions to a Participant who has approved the Voluntary Program.

    The payment to Wien & Malkin from capital transaction income under the Voluntary Program will approximate the capitalized value of its additional payment from operating income.

    Wien & Malkin has been Associates' Supervisor from inception for the life of this investment to date. Distributions on each original $10,000 investment have totaled $133,141.

Because Authorizations will be obtained on an individual basis, no minimum number of Authorizations must be obtained hereunder. Only a Participant who has signed an Authorization will make this capital transaction payment to Wien & Malkin and will receive the share of Wien & Malkin payment. Other Participants will not make such payment or receive such share.

THE IMPROVEMENT AND FINANCING PROGRAM AND THE VOLUNTARY PROGRAM FOR CAPITAL TRANSACTION PAYMENTS ARE INDEPENDENT PROGRAMS. A PARTICIPANT MAY CONSENT OR WITHHOLD CONSENT TO BOTH PROGRAMS OR CONSENT TO ONE PROGRAM BUT NOT THE OTHER. Any Participant who does not consent to the Voluntary Program will not be assigned the indicated portion of Wien & Malkin's additional payment, including the retroactive payment for amounts arising since 1992.]

Each Participant may wish to consult with such Participant's legal or other adviser. Separately, any Participant who desires any additional information available to Wien & Malkin should communicate with Alvin Silverman or Thomas N. Keltner, Jr. of Wien & Malkin at 60 East 42nd Street, New York, New York 10165; telephone 212-687-8700 or telecopier 212-986-7679.

THE AGENTS RECOMMEND YOUR CONSENT.
PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED
COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE.
ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

EMPIRE STATE BUILDING

350 FIFTH AVENUE

EXHIBIT A

BUDGET

(all amounts approximate)

Project / Item Description Elevator / Escalator System Modernizations	$ 8,903,000
Main Lobby Renovation	13,479,000
Bathroom Renovations	6,688,000
Public Corridor Renovations with Air Conditioning	98,995,000
Fire Alarm System Upgrade	7,217,000
Security System Upgrades	7,006,000
HVAC System Upgrades	48,951,000
Observatory Upgrades	26,288,000
Tower Lighting Upgrades	8,675,000
Plumbing System Upgrades	1,347,000
Additional Electric Power & Energy Initiatives	76,213,000
Local Law 26 Compliance (incl. Bldg Wide Sprinklers Syst)	29,092,000
Antenna Upgrades	1,201,000
Condensed Water	2,322,000
Roof Replacements	5,770,000
Facade Repairs	16,726,000
New Management Offices	3,200,000
87th Floor Private Event Space	4,608,000
Employee Locker Room	300,000
Project Management Fees	1,636,000
Contingency	73,723,000
Sub-Total Major Projects / Improvements	$442,340,000
Tenant Improvements and Leasing Commissions	188,772,000
Financing Closing Costs*	29,109,000
Total	$660,221,,000

*Financing closing costs will vary depending upon negotiated loan and brokerage fees.

Empire State Building Associates L.L.C.

c/o Wien & Malkin llc

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

April ___, 2008

To Participants in Empire State Building Associates L.L.C. ("Associates"):

On behalf of Wien & Malkin LLC, as Supervisor of Associates, and Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr., as agents for Participants, we request your consent to a financing and improvement program to be undertaken jointly by Associates with its tenant, Empire State Building Company L.L.C. ("Lessee"), at the Empire State Building ("ESB"). This program will follow the model we have successfully utilized at other supervised properties in conjunction with (a) engagement of a new top-tier leasing agent and installation of best-in-class management, (b) comprehensive, cost-efficient property upgrade, (c) re-branding and repositioning as part of the W&H Portfolio, and (d) strategic marketing for higher occupancy with better credit tenants at increased rents. From the experience we have to date of implementing this program at ESB, we believe this program will greatly enhance our investment.

We are presenting this program based on budgeting and borrowing parameters specific to ESB. Your approval at this time will permit the financing and improvements to be completed at favorable borrowing rates. The work will consist of improvements which we, in consultation with Lessee, ESB's on-site management team and the leasing agent, have determined to be necessary to improve ESB's competitive market position in its retail, office, Observatory, and broadcast operations, and long-term investment return and to maintain and enhance ESB's physical plant,.

As you know, in 2006 CB Richard Ellis, Inc. was engaged as Lessee's leasing agent. It is working under the direction of Wien & Malkin with the Lessee's new on-site management team to effect improvements and marketing for ESB. Early last year, ESB joined the W&H Portfolio, now comprised of four almost fully occupied and upgraded New York City office buildings aggregating about 2.7 million square feet (the Lincoln Building at 60 East 42nd Street, 250 West 57th Street, 1359 Broadway, and 501 Seventh Avenue) where similar improvement programs delivered enhanced property performance, tenancy, and value and four other buildings presently being similarly upgraded and leased (1333, 1350 and 1400 Broadway and 112 West 34th Street).

The program will require significant expenditures for upgrades and enhancements to the base building, Observatory visitor facilities, broadcast facilities, compliance with Local Law 26 (mandatory sprinklering of the entire building), and marketing and certain commissions and tenant installation costs. Without a financing, Lessee has been and will continue paying these costs from operating cash flow. At the rate of expenditures now underway, if Lessee were to continue to pay such costs out of cash flow without this financing program, overage rent distributions to Participants are projected to be severely reduced, and in certain periods eliminated, for years.

The proposed financing will (a) permit efficient execution of work already underway and projected and leasing, (b) spread the cost of long-term improvements, and (c) increase and stabilize distributions to Participants. In any case, debt will not be incurred at any time when it would cause aggregate mortgage debt to exceed 50% of the appraised value of all property subordinate to the mortgage lien(s).

The loan will be structured so that (a) loan proceeds will be applied to ESB enhancements, (b) the lender will have a mortgage lien on all the interests of Associates and/or the fee owner, which is a subsidiary of Associates, and (c) the increase in debt will be serviced by an increase in Lessee's basic rent (subject to an automatic adjustment in basic rent as needed to match any change from time to time in such debt service for the authorized debt), and payments will generally be borne equally by Associates and Lessee through overage rent. Lessee's leasehold will not be subordinated to such mortgage lien. The legal borrower of the loan and owner of the improvements will be Associates and/or the fee owner, as determined by the Supervisor based on its evaluation of loan pricing, tax and operating efficiency, and lender requirements.

As agreed with Lessee, there will be an initial borrowing of up to $29.4 million for 2008 improvements, plus closing costs and fees. This consent will allow for the full program of borrowing as projected. Actual borrowing will be reviewed and determined from time to time with Lessee. The program contemplates a total per square foot borrowing over a 10 year period that is consistent with our experience to date in the balance of our portfolio, with adjustment for ESB's additional, unique Observatory and broadcasting elements. Projected debt by the end of year 10 will be approximately $300 per square foot, subject to adjustment for future inflation.

Only funds required and approved by Lessee will be borrowed. If costs are less than projected, the mortgage debt will be less. We believe this program is necessary to continue to enhance and protect your investment. We request and recommend your consent.

[TO PAST NON-CONSENTERS TO VOL COMP: We are also seeking your agreement on a voluntary basis to share with Wien & Malkin a portion of excess of distributions from any capital transaction, without changing the existing payment to Wien & Malkin. Approving Participants receive each year a pro rata portion of an additional payment to which Wien & Malkin is otherwise entitled from reductions in master rent. More than 90% in interest of Participants have previously approved this voluntary payment program.]

The enclosed Statement by the Agents contains additional information on the program.

Background

In 1961 Associates, led by Lawrence A. Wien and Peter L. Malkin, applied Participants' $33,000,000 investment to acquire the master lease (the "Master Lease") of the land and improvements (collectively, the "Property") known as the Empire State Building at 350 Fifth Avenue in New York. Associates simultaneously net subleased the Property to Lessee, then a joint venture and thereafter a partnership, including Mr. Wien, Harry B. Helmsley, and others, under a net operating sublease (the "Operating Sublease") with extension options through the Master Lease expiration in 2076.

As sublessor, Associates receives from Lessee basic annual rent of $6,018,750 (currently applied by Associates to pay rent under the Master Lease, basic fees to its supervisor, and regular distributions to its investors), plus overage rent equal to 50% of Lessee's annual net operating profit above $1,000,000. For the year ended December 31, 2007, Associates received overage rent of $17,025,749.

ESB is 102 stories tall, was completed in 1931, and contains approximately 2,528,163 rentable square feet of office space and 219,870 rentable square feet of retail space. Observatory facilities are located on the second, 80th, 86th, and 102nd floors, and broadcast antenna facilities are located below, on, and in ESB's mast and on its transmission tower and supported by equipment located in the higher floors.

In 2001, Associates was converted from a partnership to a limited liability company. In 2002, Associates acquired fee title to the Property through its wholly-owned subsidiary Empire State Land Associates L.L.C. (the "Fee Owner"), leaving the Master Lease in place on its original terms.

On August 30, 2006, when Lessee's prior management and leasing agent Helmsley-Spear, Inc. was terminated after a lengthy and costly litigation, CB Richard Ellis, Inc. was engaged as leasing agent, and Lessee commenced the hiring of all new executive staff and became self-managed. Wien & Malkin has directed ESB's management team and CB Richard Ellis in planning the program.

Update

As of April 7, 2008, ESB was approximately 78.82% occupied. The rental rate (exclusive of electricity charges) on new office leases at ESB currently ranges from approximately $52 to $63 per square foot, as compared with $32 to $42 a year ago.

The office market along 34th Street and in the Penn Plaza area continues to be active. With the benefits of the W&H Portfolio brand and CB Richard Ellis' marketing, ESB has an opportunity greatly to improve performance through the upgrade and leasing strategies being implemented at ESB in connection with this financing, including space consolidation and pre-built programs.

Smaller spaces are being aggregated, demolished, and re-demised to assemble larger, more efficient spaces with improved lay-outs for modern tenant uses. Such consolidation should also result in greater efficiencies for ESB. Certain floors will be set aside for full floor users to which ESB is leasing successfully presently. Suites between 2,500 and 5,000 square feet are being pre-built.

Pre-built spaces include new ceilings, lighting, and base building systems (including electric distribution, mechanicals, air handling units, and pantries) for immediate occupancy. Experience elsewhere in the portfolio indicates pre-built suites require only minor tenant installations, such as painting and carpeting, for re-leasing and have proven successful in attracting new, better credit tenants at higher rents for longer lease terms.

To enhance ESB's stature as an office building while operating its Observatory, a lobby renovation and restoration is underway which will result in a clearly defined and identifiable office tenant and tenant visitor area with modern reception and security and a designated entrance and exit for tourists. Led by the renowned firm of Beyer Blinder Belle, the Landmarks-approved lobby renovation is sensitive to historic features, such as the recreation of the original ceiling, and to modern needs for service and security.

ESB's market share of New York metro area broadcasters has increased substantially in recent years. Ongoing investment in the antenna, masthead and electric power infrastructure is being made to ensure ESB's dominant position for this important income source.

Use of the Proposed New Financing

The overall improvement plan anticipates costs to complete deferred maintenance and base building enhancements and to upgrade Observatory and broadcast facilities, as well as major expenditures for tenant installation and leasing commissions and compliance with law to reposition ESB to increased occupancy with quality tenants. As leasing activity increases, funds will be applied to certain commissions, base building work in tenant spaces, and tenant installation allowances.

Projects are planned for elevator equipment modernization, replacement of 50 year old air handlers, common area hallway upgrades (with air conditioning), lobby restoration and improvement, designated separate entrances for office tenants and Observatory tourists, upgrade and standardization of retail storefronts and signage, plumbing repairs, Local Law 26 (sprinklering) compliance, emergency generator for emergency elevator service as well as costs for space consolidations, and the pre-built program. An estimate of the cost of these major items is attached as Exhibit A.

Also anticipated are borrowings to defray the cost of estimated mortgage taxes, loan fees, expenses of the transaction including compensation to Wien & Malkin at its standard hourly rates for services rendered, and contingencies for uncertainties and inflation.

Recommended New Mortgage

We recommend your consent to incur new mortgage debt (the "New Mortgage"), as needed from time to time for ESB work and leasing costs described herein, so long as mortgage debt is approved by Lessee and is not incurred at any time which would cause aggregate mortgage debt on ESB to exceed 50% of the then appraised value of all property subordinate to the mortgage lien(s). At present, Lessee has approved borrowings of up to $29.4 million for 2008 improvements, plus closing costs and fees.

To preserve flexibility and minimize interest and other costs, advances will be drawn only as required. It is expected that there may be a few separate debt tranches: the only debt anticipated at this time is for immediate and mid-term needs, and at a floating rate of interest which can be prepaid.

Based on relationships established and track records earned through the successful financing and improvement programs for the other W&H Portfolio buildings, discussions are already underway with several institutional lenders who have indicated an ability and desire to proceed on the above terms.

The Fee Owner's existing $60,500,000 mortgage (the "Senior Mortgage") was incurred in 2002 to finance acquisition of the land by the Fee Owner, which with Associates pays the debt service on the Senior Mortgage from Master Lease and Operating Lease rent revenues. The Senior Mortgage allows for subordinate mortgage financing so long as total mortgage debt on ESB does not exceed 50% of the then fair market value of all mortgaged property.

This program includes authorization for any future refinancings of the New Mortgage debt by Associates, to be serviced by increased basic rent under the Operating Sublease, so long as the refinancing in each case is with an institutional lender, non-recourse, and the aggregate principal amount does not exceed the then existing debt plus refinancing costs.

Loan Structure

For the New Mortgage, we currently contemplate the Fee Owner and/or Associates will be the borrower and grant a mortgage lien on the fee title and Master Lease of the Property. The Senior Mortgage will continue with the Fee Owner as sole borrower. Principal amortization will be determined from time to time as borrowings are made. Under this structure, Associates will own the improvements paid from the New Mortgage and Associates' investors will receive the applicable income tax shelter from depreciation deductions except at any time when non-deductible amortization payments exceed depreciation to create phantom income. Under the recently enacted stimulus package, there is a 50% "bonus" depreciation for tenant improvements incurred in 2008. Phantom income is not expected to occur for at least 15 years.

The final loan structure, which will seek to minimize interest and other loan costs and to maximize tax and operating efficiency, will be determined by the Supervisor based on then existing authorizations, market conditions and lender requirements.

Payment of Debt Service

The annual basic rent payable to Associates under the Operating Sublease will be increased to cover the debt service on the New Mortgage as required from time to time. The increased basic rent, and any expenditure not covered by the New Mortgage proceeds, will be paid from ESB revenue and deducted in computing overage rent, so to the extent there is annual operating profit above $1,000,000, all costs will under this structure also be borne equally by Associates and Lessee.

Maintenance of Distributions

It is expected that if this program is approved by Associates, Associates will be able to maintain (and possibly increase) monthly and annual distributions. If the program is not approved by Associates, overage rent distributions to Participants may cease altogether.

Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations of Associates and Lessee, the refinancing, ESB work, any Operating Sublease or other lease amendment, leasing costs, unrelated third party financing brokerage fees, and associated costs will be paid from the New Mortgage proceeds or from Lessee's operating income. In either case, all such payments will generally be shared equally between Associates and Lessee by operation of the overage rent computation. Wien & Malkin will provide services to Associates and Lessee in connection with the consent and refinancing and will be paid at its standard hourly rates. Associates will indemnify Associates' Agents, Wien & Malkin, Lessee's members and agents, and their affiliates and advisers against any claim or expense in connection with this program.

Potential Conflicts of Interest

Peter L. Malkin, his son Anthony E. Malkin, and Thomas N. Keltner, Jr. of Wien & Malkin, are the Agents for Participants in Associates. From inception, all Agents in Associates have been persons holding senior positions at Wien & Malkin and have received no compensation for serving as Agent.

Peter L. Malkin, Anthony E. Malkin, and their families own beneficially participations equal to 7.5406% of Associates. Other persons at Wien & Malkin own beneficially participations equal to 0.6072% of Associates.

Peter L. Malkin is the agent member for participants in two member interests in Lessee and is also the managing partner in a partnership member in Lessee. Peter L. Malkin, Anthony E. Malkin, and their families own beneficially 4.9088% of Lessee. Other persons at Wien & Malkin own beneficially participations equal to 0.05556% of Lessee.

Peter L. Malkin is the Chairman, and Anthony E. Malkin is the President, of Wien & Malkin, which has acted as Associates' Supervisor from inception, for which it receives a basic supervisory fee of $159,417 (increasing to $166,805 in 2013), including an additional payment equal to 6% of any distribution of Operating Sublease overage rent, 6% of one-half of the savings from the satisfaction of the original 1961 leasehold acquisition mortgage in 1984, and 6% of the savings from the 1992 and 2013 Master Lease rent reductions. Wien & Malkin pays the costs relating to its regular supervisory services for Associates, including regular accounting fees, filing and search fees, report preparation, and related mailing costs. For 2007, Wien & Malkin received an additional payment of $853,439.

Wien & Malkin has also acted as Lessee's Supervisor from inception, for which it receives a basic supervisory fee of $270,000 annually. For 2007, Wien & Malkin received $301,271 in other service fees.

Under separate agreements to which Lessee is not a party, (a) participants in a 10% interest in Lessee held of record by Peter L. Malkin pay members of Mr. Malkin's immediate family 12.5%, and other persons having no management role or ownership interest in Wien & Malkin 12.5%, of their share of the group's operating distributions in excess of $252,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (b) participants in a 5% interest in Lessee held of record by Peter L. Malkin pay such Malkin family members 12.5%, and such other persons 12.5%, of their share of the group's operating distributions in excess of $126,000 for any year and capital transaction distributions in excess of such annual priority plus return of capital, (c) participants in an 8.3125% interest in Lessee pay Wien & Malkin 10%, such Malkin family members 22.5%, and such other persons 22.5%, of their share of the group's operating distributions in excess of $149,625 for any year and capital transaction distributions in excess of such annual priority plus return of capital, and (d) certain other holders aggregating less than 5% of the interests in Lessee pay a portion of their distributions to Wien & Malkin and such other persons. These third party payments (which totaled $460,732 to Wien & Malkin and such Malkin family members in 2007) do not impose any obligation upon Lessee or affect its assets and liabilities.

Electing investors in Associates and their successors representing approximately 90.5% of Associates have agreed to an individual voluntary additional payment program pursuant to consent solicitations in 1991 and 2001, whereby Wien & Malkin is to receive:

(i) 10% of funds distributable to each electing investor from net sale or financing proceeds after return of the original cash investment;

(ii) 10% of funds distributable to each electing investor from any reduction in Master Lease rent (other than the reductions scheduled to occur in 1992 and 2013 and any reduction arising as a result of the acquisition and financing of the fee title to the Property); and

(iii) 10% of funds distributable to each electing investor from the amount by which annual financing charges in connection with the Senior Mortgage or any refinancing thereof is less than $1,970,000 through 2012 and $1,723,750 thereafter.

As part of the voluntary payment program, Wien & Malkin agreed to pay each electing investor in Associates a pro rata share of Wien & Malkin's compensation from the scheduled reductions in Master Lease rent effective in 1992 and 2013. For each $10,000 original investment, such annual payments were $13.64 for 2007 (increasing to $15.88 in 2013).

Terms of Solicitation of Consents

The consent of all Participants is required to authorize each Item of the program. Upon receipt of consent from 80% in interest of an Agent's group to any Item, the Participating Agreement permits that Agent to purchase for the lesser of (i) book value and (ii) current value, the interest of any Participant who withholds consent for 10 days after notice of 80% consent. As of April 1, 2008, the book value of an original $10,000 participating interest was approximately $950. Each Agent presently intends to effect such purchase for the benefit of consenting Participants or a non-profit organization the interest of any non-consenting Participant through such procedure once the 80% threshold is achieved.

Recommendation

We strongly recommend your approval of this program. The planned financing will permit the execution of needed work, including deferred maintenance and base building work, market competitive tenant inducements, and improvements that are necessary to maintain ESB's physical plant and competitive position in its retail, office, Observatory and broadcast operations, as well as to exploit opportunities in today's market with Lessee's new leasing agent and W&H Portfolio brand, and to comply with law. With total debt less than 50% of the value of the subordinated property, the New Mortgage and basic rent should still be very conservative.

We are asking for authority now to borrow the full costs of the improvement program, plus refinancing costs, thereby avoiding the need for costly and time-consuming future consents. Only funds required and approved by Lessee will be borrowed, and if costs are less than projected, the debt will be less. To date, Lessee has approved borrowings of up to $29.4 million for 2008 improvements, plus closing costs and fees.

Distributions will be maintained (or possibly increased) by spreading costs over many years with non-recourse financing. Without a financing, Lessee has been and will continue paying these costs from operating cash flow. With the currently planned program, if Lessee were to proceed and pay such costs out of cash flow without this financing program, overage rent distributions would be reduced or eliminated for years. Today's interest rates are extremely low compared to historic levels.

We believe this program is essential to continue to preserve Associates' investment and enhance its future income, and Lessee will proceed to implement the upgrades and investments out of cash flow if financing is not approved.

[INSERT FOLLOWING FOR PREVIOUS NON-CONSENTERS ONLY]

[Voluntary Payment Program

In 1991 and 2001, approximately 90.5% in interest of the Participants approved a voluntary individual program to share with Wien & Malkin, which has served as Associates' Supervisor from inception, a portion of excess distributions from any capital transaction, without changing the existing payment to Wien & Malkin. Approving Participants receive each year a pro rata portion of an additional payment to which Wien & Malkin is otherwise entitled from reductions in master lease rent.

Any Participant whose interest in Associates is not already subject to this voluntary program may now approve the same voluntary program which is in effect for approximately 90.5% of the Participants. An approving Participant will receive now the pro rata payment from Wien & Malkin retroactive to the January 1, 1992 start of this program of approximately $81.24 for each original $10,000 participating interest.

This voluntary program is to be voted upon separately. Only Participants who give this additional approval will be bound to the voluntary program and receive such pro rata share of Wien & Malkin's additional payment.]

By signing and returning the enclosed Consent, you authorize Peter L. Malkin, Anthony E. Malkin, and any member or senior executive in Wien & Malkin designated by either of us to conclude on behalf of Associates the necessary arrangements to effect this financing and improvement program.

Please carefully review the enclosed Statement and sign and return the enclosed Consent as soon as possible. If you have any question, you may consult with your own adviser. If you wish additional information that may be available to Wien & Malkin, please contact Alvin Silverman or Thomas N. Keltner, Jr.

Sincerely,

Peter L. Malkin	Anthony E. Malkin
Chairman, Wien & Malkin LLC	President, Wien & Malkin LLC

Enclosures

[FOR PREVIOUS CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT

In response to the letter dated April --, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                         DOES NOT CONSENT:

Consents to                 ___                                                                         Disapproves of                   ___

                                                                                                                  Abstains from                     ___

the program for ESB improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                                         DOES NOT CONSENT:

Consents to                 ___                                                                         Disapproves of                   ___

                                                                                                                  Abstains from                     ___

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time to be serviced by increased basic rent under the Operating Sublease so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

*The Agents intend to proceed with Item A (Improvement and Financing Program) if consent is granted thereto, even if consent is not granted to Item B (Future Refinancing Authority).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

[FOR PREVIOUS NON-CONSENTERS TO VOLUNTARY PAYMENT]

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT AND AGREEMENT

In response to the letter dated April --, 2008 (the "Letter") from Peter L. Malkin and Anthony E. Malkin to Participants in Empire State Building Associates L.L.C. and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in Empire State Building Associates L.L.C. hereby:

A. IMPROVEMENT AND FINANCING PROGRAM

*CONSENTS:                                                                                          DOES NOT CONSENT:

Consents to                 ___                                                                          Disapproves of                   ___

                                                                                                                   Abstains from                     ___

the program for ESB improvements, New Mortgage borrowing serviced by increased basic rent, and Operating Sublease modification, all as described in the Statement.

B. FUTURE REFINANCING AUTHORITY OF THE AGENTS

*CONSENTS:                                                                                          DOES NOT CONSENT:

Consents to                  ___                                                                         Disapproves of                   ___

                                                                                                                   Abstains from                     ___

giving any present or successor Agent authority to refinance the New Mortgage debt at any time and from time to time to be serviced by increased basic rent under the Operating Sublease so long as aggregate debt does not then exceed the then existing amount of debt plus refinancing costs, with an institutional lender, non-recourse, all as described in the Statement.

C. AGREEMENT WITH WIEN & MALKIN FOR VOLUNTARY PAYMENT PROGRAM

*AGREES:                                                                                                DOES NOT AGREE:

Agrees                          ___                                                                       Does not agree                  ___

                                                                                                                  Abstains from                    ___

                                                                                                                  agreement

with Wien & Malkin that the undersigned will pay Wien & Malkin voluntary payment from certain capital transaction distributions arising after the date of this Agreement and that Wien & Malkin will pay the undersigned a portion of certain additional payments arising at any time after January 1, 1992, all as described in the Statement.

*The Agents intend to proceed with Item A (Improvement and Financing Program) if consent is granted thereto, even if consent or agreement is not granted to Item B (Future Refinancing Authority) or Item C (Voluntary Payment).

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS. A PARTICIPANT WHO ABSTAINS IS TREATED THE SAME AS A PARTICIPANT WHO DOES NOT CONSENT.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT AND AGREEMENT.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ANY ITEM, THE PARTY SIGNING SAME SHALL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM.

Dated: ________________, 2008

(Signature)

EMPIRE STATE BUILDING

350 FIFTH AVENUE

EXHIBIT A

BUDGET

(all amounts approximate)

*Financing closing costs will vary depending upon negotiated loan and brokerage fees.

Financial Statement of 12/31/2006 was incorporated by reference as 10K filing in 2006